                            STOCK EXCHANGE AGREEMENT
                            ------------------------


        THIS STOCK EXCHANGE AGREEMENT is made and entered into the 18th day of June, 1996 (the "Agreement") by and among PROVIDENT AMERICAN CORPORATION, a Pennsylvania insurance holding company with an address at 2500 DeKalb Pike, Norristown, Pennsylvania 19404-0511 ("PAMCO"), RICHARD E. FIELD, an individual residing at 134 Medinah Drive, Blue Bell, Pennsylvania 19422 ("Field"), ARTHUR
J. IVEY ("Ivey"), and RICHARD E. FIELD & ASSOCIATES, INC., doing business as REF & ASSOCIATES, INC., a California corporation, having its principal business address at 1620 Kipling Street, Lakewood, Colorado 80215 ("REF"). Field and Ivey are hereinafter collectively referred to as "the Shareholders".


                                   BACKGROUND
                                   ----------

        A. REF is engaged in the business of marketing certain life and health insurance products of Provident Indemnity Life Insurance Company ("PILIC").

        B. PAMCO is a Pennsylvania state-chartered insurance holding company which, through PILIC, its wholly-owned subsidiary, markets and underwrites group life, accident and health coverage and individual life insurance policies.

        C. The Shareholders are the owners of all of the issued and outstanding shares of the common stock of REF (the "REF Shares"), and PAMCO is desirous of acquiring the REF Shares from the Shareholders in accordance with the terms and conditions of this Agreement.


        NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I

                   REPRESENTATIONS, WARRANTIES, AND AGREEMENTS
                           OF REF AND THE SHAREHOLDERS


         As an inducement to PAMCO to enter into this Agreement and to consummate the transactions contemplated herein, REF, Field, and Ivey, to the extent of his knowledge, jointly and severally warrant and represent to PAMCO and agree as set forth below:

        1.1. Organization; Qualification. REF is duly organized, validly existing, and in good standing under the laws of the State of California, and is qualified as a foreign corporation in the State of Colorado. REF is qualified to transact business in all other jurisdictions where such qualification is necessary and has the corporate power and authority necessary or required to carry on its business as now conducted.

        1.2. Subsidiaries. REF has no subsidiaries.

        1.3. Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary action on the part of REF. This Agreement, when executed and delivered by REF, and assuming the due execution hereof by PAMCO, will constitute the valid, legal, and binding agreement of REF, enforceable in accordance with its terms. Neither the execution and delivery nor the consummation of the transactions contemplated in this Agreement, nor compliance with nor fulfillment of the terms and provisions hereof will (i) conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under the Certificate or Articles of Incorporation or By-Laws of REF, any instrument to which REF is a party or by which it is bound, or any statute or regulatory provisions affecting REF, or (ii) require the approval, consent, or authorization of or any filing with or notification to any federal, state, or local court, governmental authority or regulatory body. REF has full power and authority to do and perform all acts and things required to be done by REF under this Agreement. REF has delivered to PAMCO true and complete copies of the Certificate or Articles of Incorporation and By-Laws of REF.

        1.4. Capital Structure. The authorized capital stock of REF consists of 100,000 shares of common stock, no par value, of which 1600 shares are issued and outstanding and owned 400 shares by Ivey and 1,200 shares by Field, and none of which are held by REF as treasury shares. Except for this Agreement, there are no agreements, arrangements, options, warrants, or other rights or commitments of any character relating to the issuance, sale, purchase, or redemption of any shares of capital stock of REF, and no such agreements, arrangements, options, warrants, or other rights or commitments will be entered into or granted between the date hereof and the Closing Date. All of the outstanding shares of REF are validly issued, fully paid, and nonassessable with no liability attaching to the ownership thereof, and are owned of record and beneficially by Field and Ivey, free and clear of any liens, claims, encumbrances, or restrictions of any kind; the transfer and delivery of the REF Shares by the Shareholders to PAMCO, as contemplated by this Agreement, will be sufficient to transfer good and marketable record and beneficial title to the REF Shares, free and clear of liens, claims, encumbrances, and restrictions of any kind.

        1.5. Financial Statements. Prior to the Closing Date, REF agrees to furnish to PAMCO REF's financial statements for the years ending December 31, 1992, 1993, 1994, and 1995 (the "REF Financial Statements"). All of the REF Financial Statements are true, correct, and complete in all material respects and fairly present the financial position of REF as of the date thereof, have been prepared in accordance with generally accepted accounting principles consistently applied throughout all periods. Set forth in Exhibit "A" attached hereto is a correct and complete list of all (i) accounts, borrowing resolutions, and deposit boxes maintained by REF at any bank or other financial institution, and (ii) the names of the persons authorized to sign or otherwise act with respect thereto.

        1.6. Material Changes. Since December 31, 1995, the business of REF has been operated only in the ordinary course and, whether or not in the ordinary course of business, other than as disclosed in this Agreement or the schedules referred to herein there has not been, occurred, or arisen any material adverse change in the financial condition of REF from that shown on the REF Financial Statements referred to in Section 1.5 hereof.

        1.7. Contracts. Except as set forth in Schedule 1.7 hereto or any other schedule referred to herein, REF is not a party to (i) any contract for the lease, purchase or sale of real or personal property to or from any third party;
(ii) any contract involving the borrowing or lending of money or the guarantee of the obligations of officers, directors, employees or others; (iii) any agency, agent's, general agents, brokerage or expense allowance agreement or any other agreements pursuant to which REF has binding authority in the placement of insurance coverage or its currently obligated to make payments in connection with the sale of insurance; (iv) any contract with any of the Shareholders; or
(v) any other contract, whether or not made in the ordinary course of business which is material to the business or assets of REF. Copies of all contracts and agreements identified in Schedule 1.7 have been made available to PAMCO No outstanding purchase commitment by REF is in excess of its ordinary business requirements or at a price in excess of market price at the date hereof.

        1.8. Availability of Assets and Legality of Use. The assets owned or leased by REF constitute all of the assets which are being used in its business, and such assets are in good and serviceable condition, normal wear and tear excepted.

        1.9. Title to Property. REF has good and marketable title to all of its assets, including the assets reflected on the December 31, 1995 REF Financial Statements referred to in Section 1.5 hereto and all of the assets thereafter acquired by it except to the extent that such assets have thereafter been disposed of for fair value in the ordinary course of business.

        1.10. Accounts Receivable. All accounts receivable reflected on the December 31, 1995 REF Financial Statements referred to in Section 1.5 hereto arising prior to the date hereof, and not collected at the date hereof, have arisen from bona fide transactions in the ordinary course of REF's business.

        1.11. Notes Receivable - Stockholders and Officers. Attached hereto as
Schedule 1.11 is an itemized list of all amounts due from stockholders and officers of REF as reflected on the December 31, 1995 REF Financial Statements. No changes will have occurred in the balances prior to the Closing Date, except for the normal accrual of earned interest.

        1.12. Liabilities.

              (a) All liabilities of REF as of December 31, 1995 are reflected in the December 31, 1995 REF Financial Statements referred to in Section 1.5 hereto, which shall be updated from time-to-time through the Closing Date.

              (b) As of the Closing Date, REF will either have no liabilities of any kind whatsoever, or the liabilities shall be equal to cash or cash equivalent.

              (c) As of the Closing Date, the Shareholders' Equity Net of REF, determined in accordance with generally accepted accounting principles consistently applied using the accrual method of accounting, shall not be less than zero.

        1.13. Governmental Permits. REF possesses all licenses, permits and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted. All of such licenses, permits and authorizations of REF are hereinafter collectively called (the "Permits"). Attached hereto as Schedule 1.13 is a list of all of the Permits. All Permits are in full force and effect and will continue in effect after the date hereof and the Closing Date without the consent, approval or act of, or the making of any filing with, any governmental or regulatory agency, commission or authority. REF is not in violation of the terms of any Permit, and REF has not received notice of any violation or claimed violation thereunder.

        1.14. Insurance. REF maintains policies of fire and casualty, product and other liability and other forms of insurance in such amounts and against such risks and losses as are adequate and reasonable for its business and properties.

        1.15. Conduct of Business. There are no claims, suits, proceedings, or actions now pending or threatened against REF, and there are no claims, suits, proceedings, or actions now pending or threatened against the Shareholders which relate to the transactions contemplated by this Agreement.

        1.16. No Undisclosed Liabilities. To the knowledge of REF, REF is not subject to any material liability (including unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the December 31, 1995 balance sheet referred to in Section 1.5 hereof, other than liabilities of the same nature as those set forth in the Financial Statements and reasonably incurred in the ordinary course of its business after December 31, 1995.

        1.17. No Default, Violation or Litigation. REF is not in default in any material respect under any agreement, lease or other document to which it is a party, or in violation of any law, rule, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. There are no lawsuits, proceedings, claims or governmental investigations pending or, to the best knowledge of REF, threatened against REF or against the properties or business thereof, and REF knows of no factual basis for any such lawsuits, proceedings, claims or investigations and there is no action, suit, proceeding or investigation pending, threatened or contemplated which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

        1.18. Tax Liabilities. To the knowledge of REF, the amounts reflected as liabilities for taxes on the December 31, 1995 REF Financial Statements referred to in Section 1.5 hereof are sufficient for the payment of all unpaid federal, state, county, local and foreign taxes of REF accrued for or applicable to the period ended on such REF Financial Statements' date and all years prior thereto. Attached hereto as Schedule 1.18 is a complete list of all tax obligations, as reflected on the December 31, 1995 REF Financial Statements referred to in
Section 1.5 hereto, itemized by jurisdiction, obligation type and taxing period. Except as set forth on Schedule 1.18, all federal, state, county, local and foreign income, use, excise, property, sales, business activity and other tax returns which are required to be filed by or in respect of REF up to and including the date hereto have been filed and all taxes, including any interest and penalties thereon, which have become due pursuant to such returns or pursuant to any assessment have been paid, and no extension of the time for filing of any such return is presently in effect. To the knowledge of REF, all such returns which have been filed or are under extension or will be filed by or in respect of REF for any period ending on or before the Closing Date are or will be true and correct. The federal tax returns for REF have not been examined by the Internal Revenue Service.

        1.19. Employees.

               (a) On the Closing Date, REF will not be a party to any oral or written agreement for employment of any officers, employers, agents, or consultants, including but not limited to union contracts and employee benefit plans.

               (b) As of the Closing Date, REF will not have any employees.

        1.20. Employee Retirement Income Security Act. REF does not maintain any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") and has no liability with respect to any employee benefit plans. REF is not required, and was not required within the immediately preceding five years, to make any contribution to any "multiemployer plan" within the meaning of Section 3(37) of ERISA REF has no liability in respect of any employee benefit plans established or maintained or to which contributions are or were made by it to the Pension Benefit Guaranty Corporation ("PBGC") or to any beneficiary of such plans.

        1.21. Corporate Name. To the knowledge of REF, REF owns and possesses all rights to the use of the names "Richard E. Field & Associates, Inc." and "REF & Associates, Inc."

        1.22. Trademarks and Proprietary Rights. REF has no trademarks, tradenames, copyrights or applications therefor which are owned or used or registered in the name of or licensed to REF, and no proceedings have been instituted or are pending or threatened or, to the best knowledge of REF, contemplated with regard to any trademarks, trade names, copyrights or applications involving REF.

        1.23. No Omissions. None of the representations or warranties of REF contained herein, none of the information contained in the schedules referred to in this Article I, and none of the other information or documents furnished to PAMCO or its representatives by REF in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To the best knowledge of REF, there is no fact which adversely affects, or in the future is likely to adversely affect, the business or assets of REF in any material respect which has not been disclosed in writing to PAMCO.

                                   ARTICLE II

                   REPRESENTATIONS, WARRANTIES, AND AGREEMENTS
                                    OF PAMCO

        As an inducement to the Shareholders and REF to enter into this Agreement and to consummate the transactions contemplated herein, PAMCO represents and warrants to the Shareholders and REF and agrees as set forth below:

        2.1. Organization. PAMCO is duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. PAMCO has the corporate power and authority necessary or required to carry on its business as now conducted.

        2.2. Authority. This Agreement and the transactions contemplated herein have been duly approved by all necessary action on the part of PAMCO. This Agreement, when executed and delivered by PAMCO, and assuming the due execution hereof by the Shareholders and REF, will constitute the valid, legal, and binding agreement of PAMCO, enforceable in accordance with its terms. Neither the execution and delivery nor the consummation of the transactions contemplated in this Agreement, nor compliance with nor fulfillment of the terms and provisions hereof will (i) conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under the Certificate or Articles of Incorporation or By-Laws of PAMCO, any instrument to which PAMCO is a party or by which it is bound, or any statute or regulatory provisions affecting PAMCO, or (ii) require the approval, consent, or authorization of or any filing with or notification to any federal, state, or local court, governmental authority or regulatory body. PAMCO has full power and authority to do and perform all acts and things required to be done by PAMCO under this Agreement.

        2.3. Capital Structure. The authorized capital stock of PAMCO consists of 25,000,000 shares of common stock, $.10 par value ("PAMCO Common Stock"), of which approximately 9,711,931 shares have been issued and are outstanding, 2,500,000 shares of Class A common voting stock, $.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value, of which 580,250 shares of

Series A Cumulative Convertible Preferred Stock are issued and outstanding. All of such issued and outstanding shares have been validly issued and are fully paid and non-assessable.

        2.4. Financial Statement. PAMCO has furnish to Field and REF the PAMCO consolidated audited financial statements for the period ending December 31, 1995 (the "PAMCO Financial Statement"). The PAMCO Financial Statement is true, correct, and complete in all material respects and fairly presents the financial position of PAMCO as of the date thereof, has been prepared in accordance with generally accepted accounting principles consistently applied throughout all periods.

        2.5. No Default, Violation or Litigation. To the knowledge of PAMCO, PAMCO is not in default in any material respect under any agreement, lease or other document to which it is a party, or in violation of any law, rule, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

        2.6. No Omissions. None of the representations or warranties of PAMCO contained herein, none of the information contained in the schedules referred to in this Article II, and none of the other information or documents furnished to Field and REF or their representatives by PILIC in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE III

                            ACTIONS PRIOR TO CLOSING

        3.1. Investigation.

               (a) REF shall afford to the officers, employees and authorized representatives of PAMCO including, without limitation, independent public accountants and attorneys of PAMCO such access during normal working hours to the offices, properties, business and financial and other records of REF as PAMCO shall reasonably deem necessary or desirable, and shall furnish to PAMCO or its authorized representatives such additional financial and operating and other data as shall be reasonably requested, including all such information and data as shall be necessary in order to enable PAMCO or its representatives to verify to their satisfaction the accuracy of the Financial Statements of REF and the representations and warranties contained in Article I of this Agreement. No investigation made by PAMCO or its representatives, except to the extent of actual knowledge by PAMCO of any inaccuracy or breach contained herein, shall affect the representations and warranties of REF hereunder or the liability of REF with respect thereto.

               (b) PAMCO shall afford REF and its authorized representatives, including, without limitation, its independent public accountants and attorneys such access during normal working hours to the offices, properties, business and financial and other records of PAMCO as REF shall reasonably deem necessary or desirable, and shall furnish to REF or its authorized representatives such additional financial and operating and other data as shall be reasonably requested, including all such information and data as shall be necessary to enable REF or its representatives to verify to their satisfaction the accuracy of the Financial Statements of PAMCO and the representations and warranties contained in Article II of this Agreement. No investigation made by REF or its representatives, except to the extent of actual knowledge by REF of any inaccuracy or breach of the representations and warranties of PAMCO contained herein, shall affect the representations and warranties of PAMCO hereunder or the liability of PAMCO with respect thereto.

        3.2. Confidential Nature of Information. Each party agrees that in the event that the transactions contemplated herein shall not be consummated, each will treat in confidence all documents, materials and other information which either shall have obtained during the course of the negotiations leading to this Agreement, the investigation of the other party hereto and the preparation of this Agreement and other documents relating to this Agreement, and shall return to the other party all copies of non-public documents and materials which have been furnished in connection therewith.

        3.3.  Preserve Accuracy of Representations and Warranties.

               (a) REF shall refrain from taking any action which would render any representation and/or warranty contained in Article I of this Agreement inaccurate as of the Closing Date hereunder, except to the extent that REF deems such action to be necessary or appropriate to conduct the business of REF in the ordinary course. REF will promptly notify PAMCO of any lawsuits, claims, proceedings or investigations that, to the knowledge of REF or the Shareholders, may be threatened, brought, asserted or commenced against REF or its officers or directors (i) involving in any way the transactions contemplated by this Agreement or (ii) which would, if determined adversely, have a material adverse impact on the business, properties or assets of REF.

               (b) PAMCO shall refrain from taking any action which would render any representation and/or warranty contained in Article II of this Agreement inaccurate as of the Closing Date. PAMCO will promptly notify REF of any lawsuits, claims, proceedings or investigations that, to the knowledge of PAMCO, may be threatened, brought, asserted or commenced against PAMCO or its respective officers and directors (i) involving in any way the transactions contemplated by this Agreement or (ii) which would, if determined adversely, have a material adverse impact on the business, properties or assets of PAMCO.

        3.4.  Maintain REF as a Going Concern.

               (a) REF shall conduct its business in accordance with past practices and to use its best efforts to maintain the business organization of REF intact and preserve the good will of its employees, clients and others having business relations with it. REF shall provide PAMCO promptly with interim monthly financial information and any other management reports, as and when they shall become available.

               (b) PAMCO shall conduct its business in accordance with past practices and use its best efforts to maintain the business organization of PAMCO intact and preserve the good will of its employees, clients and others having business relations with it. PAMCO shall provide REF promptly with interim monthly financial information and any other management reports, as and when they shall become available.

        3.5. Make No Material Change in REF. Prior to the Closing Date, REF shall not, without the prior written approval of PAMCO, cause or permit REF to
(i) make any material change in the business or operations of REF; (ii) make any material change in the accounting policies applied in the preparation of the Financial Statements referred to in Section 1.5 hereof; (iii) declare any dividends on its issued and outstanding shares of capital stock or make any other distribution of any kind in respect thereof; (iv) issue, sell or otherwise distribute any authorized but unissued shares of its capital stock or effect any stock split or reclassification of any such shares or grant or commit to grant any option, warrant or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock of REF or any security convertible or exchangeable for any such shares; (v) purchase or redeem any of the capital stock of REF; (vi) incur or be liable for indebtedness to REF or any of its affiliates; (vii) make any material change in the compensation of officers or key employees of REF; (viii) enter into any contract, license, franchise or commitment other than in the ordinary course of business or waive any rights of substantial value; (ix) make any donation to any charitable, civic, educational or other eleemosynary institution in excess of donations made in comparable past periods or (x) enter into any other transaction affecting in any material respect the business of REF other than in the ordinary course of business and in conformity with past practices or as contemplated by this Agreement.

        3.6. No Public Announcement. REF shall not, without the prior approval of PAMCO, make any press release. PAMCO shall be permitted to release and make a public announcement or filing with respect to the transactions contemplated by this Agreement.


                                   ARTICLE IV

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF PAMCO

        The obligations of PAMCO under this Agreement to acquire the REF Shares in exchange for the PAMCO Shares (as hereinafter defined) shall, at the option of PAMCO, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

        4.1. No Misrepresentations or Breach of Covenants and Warranties. Subject to changes incurred in the normal course of business, there shall have been no breach by REF in the performance of any of its covenants and agreements herein, each of the representations and warranties of REF contained or referred to in this Agreement shall be true and correct in all material respects on the

Closing Date as though made on the Closing Date, and there shall have been delivered to PAMCO a certificate or certificates to that effect, dated the Closing Date and signed on behalf of REF.

        4.2. No Changes in Assets. Since the date of this Agreement, there has been no material adverse change in the condition, financial or otherwise, of REF.

        4.3. Opinion of Counsel for REF. PAMCO shall have received from counsel for REF, an opinion dated the Closing Date, in form and substance satisfactory to PAMCO and its counsel, to the effect that:

               (a) REF is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and is qualified as a foreign corporation in the State of Colorado. REF is qualified to transact business in all other jurisdictions where such qualification is necessary, and has full corporate power and authority to carry on its business as now conducted. REF has no subsidiaries.

               (b) The authorized capital stock of REF consists of 100,000 shares of common stock, no par value, of which 1600 shares are issued and outstanding and owned by the Shareholders, and none of which are held by REF as treasury shares. Except for this Agreement, there are no agreements, arrangements, options, warrants, or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of REF, and all of the issued and outstanding shares of common stock of REF on the Closing Date are validly issued, fully paid, and nonassessable with no liability attaching to the ownership thereof.

               (c) This Agreement and the transactions contemplated herein have been duly approved by all necessary action on the part of REF and the Shareholders. This Agreement has been duly and validly executed and delivered by REF and Field, and the Agreement, assuming due execution by PAMCO, is the valid and binding agreement of REF and the Shareholders and enforceable against them in accordance with its terms, except as enforcement of such agreement may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought.

               (d) REF has full power and authority to execute and deliver the Agreement and to perform its obligations thereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions, or provisions of, or constitutes a default under, the Certificate or Articles of Incorporation or the By-Laws of REF or any agreement or instrument known to counsel to which REF is a party or by which any of them is bound; (ii) gives any party to or with rights under any such agreement or instrument the right to terminate, modify, or otherwise change the rights or obligations of REF under any such agreement or instrument, or (iii) requires the consent, approval, or authorization of or any filing with or notification to any federal, state, or local court, governmental authority, or regulatory body not already obtained or made, as the case may be.

               (e) Counsel does not know of any action, suit, proceeding, or investigation pending or threatened against REF which might result in a material adverse change in the business or assets or in the condition, financial or otherwise, of REF, or that any action, suit, proceeding, or investigation is pending, or to their knowledge threatened which questions the legality, validity, or propriety of this Agreement or of any action taken or to be taken by REF pursuant to or in connection with this Agreement.

               (f) The Shareholders, to the best of counsel's knowledge and after due investigation, are the lawful owner of the REF Shares, free and clear of all adverse claims, with unrestricted right and power to transfer and deliver the REF Shares to PAMCO. Field has executed and delivered to PAMCO the instruments sufficient to vest good and marketable title to the REF Shares.

               (g) To such further effect, with respect to legal matters relating to this Agreement, as PAMCO or its counsel may reasonably request.

               In giving this opinion, counsel for REF may rely as to matters of fact upon certificates of officers of REF, and as to matters relating to the law of any state other than the State of California upon opinions of other counsel satisfactory to them, provided that such other counsel shall state that they believe they are justified in relying upon such certificates and opinions, and deliver copies thereof to PAMCO prior to the Closing Date.

        4.4. Approval by Counsel. All matters, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto, and all other relevant legal matters shall have been approved at or prior to the Closing Date by Butera, Beausang, Cohen & Brennan, which approval shall not be unreasonably withheld.

        4.5. Investment Representation. The Shareholders acknowledge that the PAMCO Shares (as hereinafter defined) which are to be received hereunder have not and will not be registered under the Securities Act of 1933, as amended (the "Act"), and the Shareholders agree that they are acquiring the REF Shares for investment purposes only and not with a view to any sale or other distribution thereof in a manner that would violate the Act. The Shareholders consent to the placement of the following legends (or legends substantially similar thereto) on the certificate or certificates representing the PAMCO Shares issued pursuant hereto:

                   "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REQUIREMENTS."

                   "THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN A CERTAIN STOCK EXCHANGE AGREEMENT BETWEEN THE HOLDER HEREOF AND PAMCO, AND SHALL BE TRANSFERRABLE ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS THEREOF."

        4.7. Restrictions on Transfer. The certificate(s) representing the PAMCO Shares shall be transferrable only in accordance with the provisions of the Act or an exemption therefrom.

        4.8. Net Worth - Shareholders' Equity of REF. On the Closing Date, the Shareholders' Equity - Net (as hereinafter defined) of REF shall not be less than zero. For the purposes of this Agreement, the term "Shareholders' Equity - Net" shall mean the shareholder's equity determined in accordance with generally accepted accounting principles consistently applied.


                                    ARTICLE V

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF REF

        The obligations of REF under this Agreement shall, at the option of REF, be subject to the satisfaction, on or prior to the Closing, of the following conditions:

        5.1. No Misrepresentations or Breach of Covenants and Warranties. There shall have been no breach by PAMCO in the performance of any of its covenants and agreements herein, each of the representations and warranties of PAMCO contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, and there shall have been delivered to REF certificate or certificates to that effect, dated the Closing Date and signed by the President of PAMCO.

        5.2. Opinion of Counsel for PAMCO. REF shall have received from Butera, Beausang, Cohen & Brennan, counsel for PAMCO, an opinion dated the Closing Date, in form and substance satisfactory to REF and its counsel, to the effect that:

               (a) PAMCO is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, and PAMCO has full corporate power and authority to carry on its business as now conducted.

               (b) The authorized capital stock of PAMCO consists of 25,000,000 shares of Common Stock, $.10 par value, of which approximately 9,711,931 shares have been issued and are outstanding, 2,000,000 shares of Class A common voting stock, $.10 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value, of which 580,250 shares of Series A Cumulative Convertible Preferred Stock are issued and outstanding. All of the outstanding shares of PAMCO are validly issued, fully paid, and nonassessable with no liability attaching to the ownership thereof.

               (c) This Agreement and the transactions contemplated herein have been duly approved by all necessary action of PAMCO. This Agreement has been duly and validly executed and delivered by PAMCO, and the Agreement, assuming due execution by REF and the Shareholders, is the valid and binding agreement of PAMCO, enforceable against PAMCO in accordance with its terms, except as enforcement of such agreement may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights generally and that the remedy of specific performance is subject to the discretion of the court before which proceedings therefor are brought.

               (d) PAMCO has full power and authority to execute and deliver the Agreement and to perform its obligations thereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with and fulfillment of the terms and provisions hereof (i) conflicts with or results in the breach of the terms, conditions, or provisions of, or constitutes a default under, the Certificate or Articles of Incorporation or the By-Laws of PAMCO or any agreement or instrument known to counsel to which PAMCO is a party or by which it is bound; (ii) gives any party to or with rights under any such agreement or instrument the right to terminate, modify, or otherwise change the rights or obligations of PAMCO under any such agreement or instrument, or (iii) requires the consent, approval, or authorization of or any filing with or notification to any federal, state, or local court, governmental authority, or regulatory body not already obtained or made, as the case may be.

               (e) Counsel does not know of any action, suit, proceeding, or investigation pending or threatened against PAMCO which might result in a material adverse change in the business or assets or in the condition, financial or otherwise, of PAMCO, or that any action, suit, proceeding, or investigation is pending, or to their knowledge threatened which questions the legality, validity, or propriety of this Agreement or of any action taken or to be taken by PAMCO pursuant to or in connection with this Agreement.

               (f) To such further effect, with respect to legal matters relating to this Agreement, as REF or its counsel may reasonably request.

                   In giving this opinion, Butera, Beausang, Cohen & Brennan may rely, as to matters of fact upon certificates of officers of PAMCO, and as to matters relating to the law of any state other than the Commonwealth of Pennsylvania, upon opinions of other counsel satisfactory to them, provided that such other counsel shall state that they believe they are justified in relying upon such certificates and opinions, and deliver copies thereof to REF prior to the Closing Date.

        5.3. Approval be Counsel. All matters, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto, and all other relevant legal matters shall have been approved at or prior to the Closing Date by counsel for REF, which approval shall not be unreasonably withheld.

        5.4. No Changes in Assets. Since the date of this Agreement, there has been no material adverse change in the condition, financial or otherwise, of PAMCO.

                                   ARTICLE VI

                          EXCHANGE OF STOCK AND CLOSING

        6.1. Closing Date. Subject to the fulfillment of the conditions precedent specified in this Agreement and as soon as practicable following such fulfillment, but in no event later than June 25, 1996 the transactions contemplated by this Agreement shall be consummated (the "Closing") at such place as shall be agreed upon between the parties, or in the absence thereof at the offices of Butera, Beausang, Cohen & Brennan, 630 Freedom Business Center, Suite 212, King of Prussia, Pennsylvania 19406, or such other place as shall be agreeable between the parties. The date on which the Closing is to take place is sometimes referred to herein as the "Closing Date."

        6.2. Exchange of Shares. On the Closing Date, PILIC shall receive from the Shareholders and the Shareholders shall transfer to PILIC the shares of REF in exchange for the issuance by PAMCO to the Shareholders of 610,000 shares of the common stock of PAMCO, $.10 par value (the "PAMCO Shares"), to be distributable 457,500 PAMCO Shares to Field and 152,500 PAMCO Shares to Ivey, and subject to adjustment as set forth herein.

        6.3. Delivery by REF. At the Closing, the Shareholders shall deliver to PAMCO certificated representing all of the REF Shares, together with fully executed and witnessed stock powers in blank attached thereto with signatures guaranteed by a bank or trust company or a New York Stock Exchange Medallion Signature Program participant.

        6.4. Delivery by PAMCO. On the Closing Date, in exchange for the REF Shares, PAMCO shall deliver to the Shareholders a certificate or certificates representing the PAMCO Shares, which shall be issued in accordance with the Shareholders' instructions. The Shareholders acknowledge that the PAMCO Shares will not have been registered under the Securities Act of 1933, as amended, and accordingly, shall bear a restrictive legend similar to that set forth in
Section 4.5 hereof.

        6.5. Resignations of Officers and Directors of REF. At the Closing, Field shall deliver to PAMCO the resignations of all of the Officers, Directors and employees of REF, effective as of the Closing Date.


                                   ARTICLE VII

                                   TERMINATION

        7.1.  Termination Prior to the Closing Date.

                (a) Notwithstanding anything to the contrary contained in this Agreement or elsewhere, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

                    (i)  By mutual consent of PAMCO and REF;

                    (ii) By REF if any of the conditions to its obligations to consummate this Agreement set forth in Article V shall not have been fulfilled in all respects on or prior to the Closing Date and shall not have been waived, if permitted to be waived, or by PAMCO if any of the conditions to its obligations to consummate this Agreement set forth in Article IV shall not have been fulfilled in all respects on or prior to the Closing Date and shall not have been waived, if permitted to be waived;

                    (iii) Upon ten (10) days' prior written notice by either party if the Closing date shall not have occurred on or before April 30, 1996.

                (b) In the event that REF breaches any material term or condition of this Agreement prior to the Closing Date, which breach is not cured within five (5) days after notice thereof, this Agreement may be terminated by PAMCO upon written notice to such effect.

                (c) In the event that PAMCO breaches any material term or condition of this Agreement prior to the Closing Date, which breach is not cured within five (5) days after notice thereof, this Agreement may be terminated by REF upon written notice to such effect.

                (d) In the event of a termination of this Agreement pursuant to
Section 7.1(a) hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, this Agreement shall be of no further force or effect, and no party shall have any liability to any other party hereunder.

                (e) In the event of a termination of this Agreement pursuant to
Section 7.1(c) hereof, PAMCO shall pay to REF all reasonable costs and expenses, including attorney's fees, incurred by REF through the date of termination.

                (f) Upon termination of this Agreement pursuant to this Section
7.1 and except as expressly set forth herein, no party shall have any liability to any other party hereunder.



                                  ARTICLE VIII

                    SURVIVAL OF OBLIGATIONS, INDEMNIFICATION

        8.1. Survival of Obligations. In the event that this Agreement is not rescinded, the terms and conditions of this Agreement, and all certifications, representations, and warranties respectively made herein by REF, the Shareholders and PAMCO, and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing Date hereunder for a period of two (2) years thereafter with respect to the representations an warranties, except with respect to the representations and warranties regarding taxes, which will survive for a period of three (3) years thereafter.

        8.2.  Indemnification.

                (a) REF, Field and Ivey jointly and severally agree to indemnify and hold harmless PAMCO, its subsidiaries, affiliates, successors and assigns from and against any and all liabilities, losses, costs, deficiencies, or damages ("Loss"), and reasonable attorneys' and accountants' fees and expenses, court costs, and all other reasonable out-of-pocket expenses ("Expenses") incurred by PAMCO, in each case net of any insurance proceeds received and retained by PAMCO in connection with or arising from (i) any claim that REF did not convey to PAMCO good and marketable title to all of the Shares pursuant to this Agreement, (ii) any breach by REF of any of its covenants in, or failure of REF to perform any of its obligations under, this Agreement, or (iii) any material breach of any warranty or the inaccuracy of any representation of REF or the Shareholders contained or referred to in this Agreement or in any certificate delivered by or on behalf of REF pursuant hereto.

                (b) PAMCO agrees to indemnify and hold harmless REF, Field, and Ivey, their successors and assigns from and against any and all Loss and Expense incurred by REF, in each case net of any insurance received and retained by REF, in connection with or arising from (j) any claim that PAMCO failed to deliver the PAMCO Shares in exchange for the REF Shares as set forth in this Agreement,
(ii) any breach by PAMCO to perform any of its obligations under this Agreement, or (iii) any material breach of any warranty of the inaccuracy of any representation of PAMCO contained or referred to in this Agreement or in any certificate delivered by or on behalf of PAMCO pursuant hereto.

                (c) No claim shall be made for indemnity pursuant to Paragraphs 8.2(a) and (b) until the aggregate amount of Loss and Expense exceeds $50,000, but if the aggregate amount of the Loss and Expense exceeds such amount, the person responsible therefor (an "Indemnifying Person") shall be liable for all Loss and Expense in excess of the initial $50,000 amount, to the person incurring the Loss or Expense (an "Indemnified Person").

                (d) Each indemnified Person shall give notice to the Indemnifying Person promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Person to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Person, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Person's ability to defend such action and provided further that the Indemnifying Person shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Person, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Person, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.


               (e) The liability of Ivey for any claim for indemnification shall be enforceable only out of the PAMCO Shares acquired by Ivey as set forth herein, or shall be limited to the fair market value thereof as of the Closing Date in the event that Ivey disposes of the PAMCO Shares during the period set forth in Paragraph 8.1 hereof.


                                   ARTICLE IX

                                  MISCELLANEOUS

        9.1. Effective Date. The Effective Date for the purposes of the transactions set forth herein or contemplated hereby shall be January 1, 1996.

        9.2. Governing Law/Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. All employment or lease agreements contemplated hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties hereto agree to consent to the jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania, and agree that all disputes between the parties shall be litigated only therein.

        9.3. Successors and Assigns. This Agreement shall not be assignable by any party without the prior written consent of all parties. The Agreement shall be binding upon the inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns.

        9.4. Notice. Any notice hereunder, if mailed, shall be effective upon receipt, and shall be by professional express service, registered mail (return receipt requested) or by personal service. Notices shall be given to the following addresses, or such other addresses as the parties shall designate in writing from time to time:

               If to PAMCO:         Provident Indemnity Life Insurance Company
                                    2500 DeKalb Pike
                                    P.O. Box 511
                                    Norristown, PA 19404-0511

                                    Attention:  Alvin H. Clemens, President


               with a copy to:      Butera, Beausang, Cohen & Brennan
                                    630 Freedom Business Center
                                    Suite 212
                                    King of Prussia, PA 19406

                                    Attention:  Michael F. Beausang, Jr., Esq.

               If to REF:           Richard E. Field & Associates, Inc.
                                    1620 Kipling Street
                                    Lakewood, CO  80215

                                    Attention:  Richard E. Field, President

               with a copy to:      Posternak, Blankstein & Lund
                                    100 Charles River Plaza
                                    Boston, MA 02114-2723

                                    Attention:  Michael J. Wolfson, Esq.

               If to Shareholders:  Mr. Richard E. Field
                                    134 Medinah Drive
                                    Blue Bell, PA 19422

                                    Mr. Arthur J. Ivey
                                    Heritage on the Garden
                                    300 Boylston Street, Unit 507
                                    Boston, MA 02116

               with a copy to:      Posternak, Blankstein & Lund
                                    100 Charles River Plaza
                                    Boston, MA 02114-2723

                                    Attention:  Michael J. Wolfson, Esq.

        9.5. Expenses; Income Tax Matters. Each of REF and PAMCO shall pay their own expenses including, without limitation, legal and accounting fees and expenses, incident to the negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein. Each party hereto shall determine the manner in which the transactions set forth herein shall be treated for federal and state income tax purposes, and no party shall be deemed to have made any representation or warranty to any other party as to the income tax treatment of any transaction described herein.

        9.6. Entire Agreement; Amendments. This Agreement constitutes the entire understanding and agreement among the parties hereto relative to the subject matter hereof. Any amendments to the Agreement must be in writing, signed by each party hereto.

        9.7. Partial Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein, unless the deletion of the provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be unreasonable.

        9.8. Execution in Counterparts. This Agreement may be executed by the parties hereto signing the same instrument, or by each party hereto signing a separate counterpart or counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties agree that documents executed by facsimile shall be acceptable in this transaction, and the signatures thereof shall have the same force and effect as original signatures.

        9.9. Waivers. REF and the Shareholders and PAMCO may, by written instrument, extend the time for the performance of any of the obligations or other acts of the other party and with respect to this Agreement (a) waive any inaccuracies in the representations and warranties of the other parties in this Agreement or in any document delivered pursuant to this Agreement, (b) waive compliance with any of the covenants of the other parties contained in this Agreement, and (c) waive any other party's performance of any of its obligations set forth in this Agreement.

        9.10. Titles and Headlines. Titles and headings to Paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        9.11. Exhibits. The Exhibits and Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

        IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above-written.

                                        PROVIDENT AMERICAN CORPORATION
Attest:

                                        By:
-----------------------------------        -------------------------------------
Michael F. Beausang, Jr., Secretary              Alvin H. Clemens, President


                                        RICHARD E. FIELD & ASSOCIATES, INC.
Attest:


                                        By:
-----------------------------------        -------------------------------------
     Secretary                                 Richard E. Field, President


                                        THE SHAREHOLDERS:
Witness:


                                                                          (SEAL)
-----------------------------------     ----------------------------------
                                        Richard E. Field


                                                                          (SEAL)
-----------------------------------     ----------------------------------
                                        Arthur J. Ivey

                                LIST OF EXHIBITS

EXHIBIT "A" Correct and complete list of all (i) accounts, borrowing resolutions, and deposit boxes maintained by REF at any bank or other financial institutions, and (ii) the names of the persons authorized to sign or otherwise act with respect thereto.

                            Stock Exchange Agreement

                                    Exhibit A

                                  Bank Accounts


               First Interstate Bank of Denver, N.A.
               633 Seventeenth Street
               Denver, Colorado  80270

               REF & Associates
               Account No. 5391856
               Authorized Signatory:  Richard E. Field

                                LIST OF SCHEDULES

Schedule 1.7 -        Contracts and Agreements to which REF is a Party

Schedule 1.11 -       List of all amounts due from stockholders and officers of
                      REF a reflected on the REF Financial Statements.

Schedule 1.13 -       List of all REF Licenses, Permits and Other Authorizations

Schedule 1.18 -       List of REF Tax Obligations as reflected on the December
                      31, 1995 REF Financial Statements itemized by jurisdiction, obligation type, and taxing period

                            Stock Exchange Agreement

                                  Schedule 1.7

                                    Contracts


1.      ORAL CONTRACTS

                      Listed below are companies that REF currently receives commissions from:


TrustMark Life Ins. Co.
American Brokerage Corporation/NIA Corporation
Combined Insurance
Harden & Company
Managed Health Fund
Midland
Union Bankers
AFLAC
California Organized Producers
Guarantee Mutual
Healthplan Services
Mid-Continent
National Insurance Service
Zavidow-Shows


2.      WRITTEN CONTRACTS

        Agreement dated February 2, 1995 and between Concerned Health Care Users of America Association ("CHUA"), Richard E. Field & Associates, Inc., t/a REF & Associates, Inc., and Richard E. Field.

                            Stock Exchange Agreement

                                  Schedule 1.11

                   Amounts Due From Stockholders and Officers


                                      NONE

                            Stock Exchange Agreement

                                  Schedule 1.13

                                     Permits

               REF is incorporated in California and is qualified to do business as a foreign corporation in the State of Colorado.

                            Stock Exchange Agreement

                                  Schedule 1.18

                                 Tax Liabilities

1.      California Corporation tax.

2.      Colorado Corporation tax.